SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934



(  )  Filed by the Registrant
(  )  Filed by a Party other than the Registrant

Check the appropriate box:

(  )  Preliminary Proxy Statement
(  )  Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-b(e)(2))
(x )  Definitive Proxy Statement
(  )  Definitive Additional Materials
(  )  Soliciting Material Pursuant to (section mark)240.14a-11(c) or
      (section mark)240.14a-12



                         Interstate/Johnson Lane, Inc.
                (Name of Registrant as Specified In Its Charter)



   (Name of Person(s) Filing Proxy Statement If Other Than Registrant)


PAYMENT OF FILING FEE (Check the appropriate box):

(x )  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
(  )  $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).
(  )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: *

      4)  Proposed maximum aggregate value of transaction:

      5)  Total fee paid:

(Set forth the amount on which the filing fee is calculated and state how it was determined)

( ) Fee previously paid with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:              $

    2)  Form, Schedule or Registration Statement No.:

    3)  Filing Party:

    4)  Date Filed:

                   (INTERSTATE/JOHNSON LANE LOGO APPEARS HERE)


                          INTERSTATE/JOHNSON LANE, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 23, 1996
              ------------------------------------------------------


TO THE SHAREHOLDERS OF
INTERSTATE/JOHNSON LANE, INC.


     The annual meeting of the shareholders of Interstate/Johnson Lane, Inc. (the "Company") will be held on Tuesday, January 23, 1996, at 3:00 P.M. at the Radisson Plaza Hotel, 101 South Tryon Street, Charlotte, North Carolina, for the following purposes:
              (1) To elect ten directors to serve until their successors are elected and qualified.

              (2) To ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent certified public accountants for the fiscal year ending September 30, 1996.

              (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed December 1, 1995, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.




                                                     Michael D. Hearn, Secretary

Dated: December 15, 1995



--------------------------------------------------------------------------------
AFTER VOTING THE ENCLOSED PROXY, PLEASE SIGN, DATE AND MAIL IN THE ENCLOSED ENVELOPE SO AS TO INSURE A QUORUM AT THE MEETING. THIS IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.
--------------------------------------------------------------------------------

                          INTERSTATE/JOHNSON LANE, INC.
                                INTERSTATE TOWER
                              POST OFFICE BOX 1012
                      CHARLOTTE, NORTH CAROLINA 28201-1012

                            -------------------------

                                 PROXY STATEMENT
                            -------------------------



         This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Interstate/Johnson Lane, Inc. (the "Company") for use at the annual meeting of shareholders of the Company to be held on Tuesday, January 23, 1996, and at any adjournment thereof. Unless the context requires otherwise, all references in this proxy statement to the Company refer to Interstate/Johnson Lane, Inc. and its subsidiaries. This proxy statement and the accompanying proxy card are first being mailed to shareholders on or about December 15, 1995.

         Only shareholders of record at the close of business on December 1, 1995, are entitled to vote at the meeting. As of such date, the Company had outstanding and entitled to vote 6,157,666 shares of common stock, par value $.20 per share (the "Common Stock"), and approximately 1,086 shareholders of record. Each outstanding share entitles the shareholder of record to one vote.

         All proxies which are properly executed and received prior to the meeting will be voted at the meeting. If a shareholder specifies how the proxy is to be voted on any of the business to come before the meeting, the proxy will be voted in accordance with such specification. If no specification is made, the proxy will be voted for the election of directors and for the ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent certified public accountants for the fiscal year ending September 30, 1996. A proxy may be revoked, to the extent it has not been exercised, at any time prior to its exercise, by written notice to the Secretary of the Company, by executing and delivering a proxy with a later date or by voting in person at the meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of November 30, 1995, the number and percentage of outstanding shares beneficially owned by each person known by the Company to own more than 5% of the Company's Common Stock, by each director, nominee for director and named executive officer of the Company, and by directors and executive officers of the Company as a group. Unless otherwise indicated, each shareholder named has sole voting and dispositive power with respect to such shareholder's shares.



                                                                    NUMBER OF SHARES           PERCENT
                           NAME                                     BENEFICIALLY OWNED(1)               OF CLASS

        Claude S. Abernethy, Jr.                                        286,408    (2)          4.65%
        Edwin A. Dalrymple                                               23,557    (3)            *
        Parks H. Dalton                                                  82,263    (4)          1.34%
        John B. Ellis                                                     3,951    (5)            *
        W. Clay Hamner                                                    2,951    (5)            *
        Harvey D. Harrelson                                              22,458    (6)            *
        Peter R. Kellogg                                              1,052,000    (7)         17.08 %
        James H. Morgan                                                  66,061    (8)          1.07%
        NationsBank of North Carolina, Trustee of
           Interstate/ Johnson Lane Corporation Employee
           Stock Ownership and PAYSOP Plan and Trust                    446,732    (9)          7.25%
        Dudley G. Pearson                                                10,901    (10)           *
        Richard S. Pechter                                               30,399    (11)           *
        Edward C. Ruff                                                  122,815    (12)         1.99%
        Lewis F. Semones, Jr.                                            22,741    (13)           *
        Grady G. Thomas, Jr.                                            100,424    (14)         1.63%
        All directors and executive officers
          as a group (16 persons)                                     1,920,940    (15)        30.90%
                       *Less than 1%

(1) Does not include shares that might be deemed to be beneficially owned by a director, nominee or executive officer serving on a committee which may direct the investment of Common Stock in the Company's Profit Sharing and Capital Accumulation Plan and Trust ("PSP/CAP") or Employee Stock Ownership and PAYSOP Plan and Trust ("ESOP/ PAYSOP").

(2) Mr. Abernethy's shares include 21,400 shares owned by his wife; 32,800 shares owned by his children; 8,749 shares of restricted stock; 7,067 shares issuable under currently exercisable stock options; 43,268 shares issuable upon conversion of the Company's 7 3/4% Convertible Subordinated Debentures due March 31, 2011 (the "Debentures"), which consist of 22,592 shares owned by his wife and children, and 20,676 shares held by a trust of which Mr. Abernethy is the Trustee; and 13,475 shares held in the ESOP/PAYSOP and PSP/CAP plans.

(3) Mr. Dalrymple's shares include 1,317 shares of restricted stock, 218 shares held in the Dividend Reinvestment Plan ("DRIP"), and 1,639 shares held in the ESOP/PAYSOP and PSP/CAP plans.

(4) Mr. Dalton's shares include 7,263 shares held in the ESOP/PAYSOP and PSP/CAP plans.

(5) Messrs. Ellis' and Hamner's shares each include 1,013 shares of restricted stock obtained from the Company in lieu of their annual director retainer fee.

(6) Mr. Harrelson's shares include 406 shares of restricted stock; 3,000 shares issuable under currently exercisable stock options; and 2,087 shares held in the ESOP/PAYSOP and PSP/CAP plans.

(7) Mr. Kellogg's shares include 100,000 shares held by his wife; 100,000 shares held by a Trust, of which he is a trustee; 499,500 shares held by IAT Reinsurance Syndicate Ltd., a Bermuda corporation, of which he is the sole holder of the voting stock; and 1,013 shares of restricted stock obtained from the Company in lieu of the annual director retainer fee.

(8) Mr. Morgan's shares include 86 shares owned by his wife, 274 shares owned by his children, 2,659 shares of restricted stock, and 213 shares held in the ESOP/PAYSOP and PSP/CAP plans.

(9) This shareholder has dispositive power with respect to these shares, and voting power only as to shares not allocated to participants' accounts. The address of this holder is: One NationsBank Plaza, Charlotte, North Carolina 28255-0001.

(10)   Mr.  Pearson's  shares include 2,226 shares of restricted  stock;
120 shares held in the DRIP plan; and 155 shares held in the ESOP/PAYSOP and PSP/CAP plans.

(11) Mr. Pechter's shares include 248 shares received in a 'net exchange' exercise of his 10,000-share stock option; and 1,013 shares of restricted stock obtained from the Company in lieu of annual director retainer fee.

(12) Mr. Ruff's shares include 1,013 shares of restricted stock; 18,500 shares issuable under currently exercisable stock options; 112 shares issuable upon conversion of the Company's Debentures, owned by his mother; and 6,165 shares held in the ESOP/PAYSOP and PSP/CAP plans.

(13) Mr. Semones' shares include 5,263 shares of restricted stock; 789 shares issuable upon conversion of the Company's Debentures, 42 shares held in the DRIP plan; and 208 shares held in the ESOP/PAYSOP and PSP/CAP plans.

(14) Mr. Thomas' shares include 15,000 shares issuable under currently exercisable stock options; and 3,977 shares held in the ESOP/PAYSOP and PSP/CAP plans.

(15) Shares of all directors, nominees for director and executive officers as a group include 63,067 shares issuable under currently exercisable stock options; 39,399 shares of restricted stock; 44,395 shares issuable upon conversion of the Company's Debentures; 380 shares held in the DRIP plan; and 42,899 shares held in the ESOP/PAYSOP and PSP/CAP plans.


                              ELECTION OF DIRECTORS

     At the annual meeting, ten directors are to be elected to serve until the next annual meeting and until their successors are elected and qualified. It is the intention of the persons named in the proxy to vote for the persons named as directors for the ensuing year. Should any nominee be unable to serve (which is not anticipated), the proxy will be voted for the election of such other person as shall be designated by the Board of Directors. Information with respect to each current director and nominee, including biographical data for at least the last five years, is set forth below:

CLAUDE S. ABERNETHY, JR.
     Mr. Abernethy, age 68, was elected a director of the Company in June, 1985. He was a director of Interstate/Johnson Lane Corporation, the Company's wholly owned subsidiary, ("IJL Corporation") from 1953 to 1987 and has been a Senior Vice President since 1963. He has been affiliated with IJL Corporation since 1951. Mr. Abernethy is also a director of Air Transportation Holding Company, an air freight company.

PARKS H. DALTON
     Mr. Dalton, age 66, served as Chairman of the Company from 1985 until his retirement in 1988, and as Chief Executive Officer from 1985 to 1986. He was re-elected as a director of the Company in July, 1990 and as Chairman and Chief Executive Officer of the Company in September, 1990. He served as Chief Executive Officer from September, 1990, until October, 1994, and still serves as Chairman. He also was a director of IJL Corporation from 1985 until his retirement in 1988, and served as Chief Executive Officer of IJL Corporation from 1968 to 1988, President from 1968 to 1983, and Chairman from 1983 to 1988. In November, 1990, he was re-elected Chairman and Chief Executive Officer of IJL

Corporation. Mr. Dalton is also a director of ISC Realty Corporation, which is managing general partner of The Carolinas Real Estate Fund, Marketplace Income Properties, Atlantic Income Properties Limited Partnership, Interstate Land Investors I Limited Partnership, and Interstate Land Investors II Limited Partnership; all publicly held real estate investment partnerships.

JOHN B. ELLIS

Mr. Ellis, age 71, was elected a director of the Company in April, 1992. He retired in 1986 as Senior Vice President-Finance and Treasurer from Genuine Parts Company, a national distributor of automotive replacement parts, and is presently director emeritus of that firm. Mr. Ellis is also a director of Flowers Industries, Inc., Hughes Supply Inc., Integrity Music, Inc., Intermet Corp., Oxford Industries, Inc. and UAP, Inc.

W. CLAY HAMNER
     Mr. Hamner, age 50, was elected a director of the Company in January, 1992. He has been Chairman and Chief Executive Officer of Montrose Capital Corporation, a privately held investment corporation, since 1980. Mr. Hamner is also Chairman and director of The Pantry, Inc., a convenience store chain with approximately 400 locations. Mr. Hamner is also a director of Vista Resources Inc., Wendy's International, Inc., and Southeast Interactive Technology Fund I, L.L.C., a venture capital fund which is registered as an investment company.

PETER R. KELLOGG
Mr. Kellogg, age 53, was elected a director of the Company in October, 1989. Mr. Kellogg is Senior Managing Director and Chief Executive Officer of the investment firm of Spear, Leeds & Kellogg ("SLK"), having joined them in 1967. Mr. Kellogg is also the Chairman of IAT Reinsurance Syndicate Ltd. The Troster Singer Division of SLK provides execution services to the Company on certain transactions in over-the-counter securities.

JAMES H. MORGAN
     Mr. Morgan, age 48, was elected President and Chief Operating Officer of both the Company and IJL Corporation in September, 1990, and as a director of both in October, 1990. He served as Chief Operating Officer from September, 1990 until October, 1994, when he was elected President and Chief Executive Officer, positions in which he currently serves. From July 1989 to September 1990, Mr. Morgan was President of Morgan Investments, Inc., a privately owned and operated investment advisory business. Mr. Morgan served as Vice President of the Company from 1987 to 1989, and was a director and Senior Vice President of IJL Corporation in various research, equity marketing and investment policy roles from 1986 to 1989.

DUDLEY G. PEARSON
Mr. Pearson, age 52, was elected a director of the Company in January, 1991. Mr. Pearson is Senior Vice President and Regional Manager, having joined IJL Corporation in January, 1987. Mr. Pearson served as Branch Manager of the Atlanta Monarch office from October, 1988, through April, 1995.

RICHARD S. PECHTER

Mr. Pechter, age 50, was elected a director of the Company in June, 1985.
Since 1979, he has been a director of Donaldson, Lufkin & Jenrette, Inc. ("DLJ"), an independently operated investment firm owned by the Equitable Life Assurance Society of the United States. From 1975 to 1984, Mr. Pechter was Executive Vice President of DLJ. From 1984 to 1987, he was President & Chief Operating Officer of the Financial Services Group of DLJ. Mr. Pechter was elected Chairman of the Financial Services Group in 1987 and still serves in such capacity. DLJ provides execution services to the Company on certain options exchanges. Mr. Pechter is also a director of Depository Trust Company.

EDWARD C. RUFF
     Mr. Ruff, age 56, was elected a director of the Company in 1988 and has served as its Chief Financial Officer since 1985. He has been a director, Senior Vice President and Chief Financial Officer of IJL Corporation since he joined that firm in 1976. Mr. Ruff is also a director of ISC Realty Corporation, which is the managing general partner of The Carolinas Real Estate Fund, Marketplace Income Properties, Atlantic Income Properties Limited Partnership, Interstate Land Investors I Limited Partnership and Interstate Land Investors II Limited Partnership, all publicly held real estate investment partnerships.

GRADY G. THOMAS, JR.

Mr. Thomas, age 52, was elected a director of the Company in November, 1988. He joined IJL Corporation in 1977, was elected Senior Vice President in 1978 and served as a director from 1987 to 1991. Mr. Thomas is responsible for specialized institutional products and is Manager of The Interstate Group, a division of IJL Corporation.

                        MEETINGS AND COMMITTEES

BOARD OF DIRECTORS

     During the fiscal year ended September 30, 1995, there were four meetings of the Company's Board of Directors.

AUDIT COMMITTEE

     Messrs. Hamner, Kellogg and Pechter served as the members of the Audit Committee during the fiscal year ended September 30, 1995. The principal functions of this Committee are to review the Company's internal controls and confer with the Company's independent public accountants concerning the scope and results of their audit and any recommendations they may have, and to consider such other matters relating to auditing and accounting as the Committee may deem appropriate. During the fiscal year ended September 30, 1995, the Audit Committee held two meetings.

COMPENSATION COMMITTEE

     Messrs. Ellis, Kellogg and Pechter served as the members of the Compensation Committee during the fiscal year ended September 30, 1995. The principal function of this Committee is to review and approve the compensation of the executive officers of the Company. During the fiscal year ended September 30, 1995, the Compensation Committee held five meetings. On October 24, 1995, the Board of Directors combined the following committees: COMPENSATION COMMITTEE, NON-QUALIFIED STOCK OPTION PLAN COMMITTEE, AND THE STOCK AWARD PLAN COMMITTEE. The newly-formed committee is the Compensation and Stock Plans Committee, and will consist of Messrs. Ellis, Kellogg and Pechter.

NON-QUALIFIED STOCK OPTION PLAN

     Messrs. Kellogg and Pechter served as the administrative committee for the Company's 1985 Non-Qualified Stock Option Plan during the fiscal year ended September 30, 1995. The principal function of this Committee is to determine who will receive options and/or stock appreciation rights under the Company's 1985 Non-Qualified Stock Option Plan. During the fiscal year ended September 30, 1995, the Non-Qualified Stock Option Plan Committee held no meetings. On
October 24, 1995, this Committee became part of the new Compensation and Stock Plans Committee defined above.


STOCK AWARD PLAN COMMITTEE

     Messrs. Kellogg and Pechter served as the administrative committee for the Company's 1987 Stock Award Plan, as amended and restated, during the fiscal year ended September 30, 1995. The principal function of this Committee is to determine who will receive options, restricted stock, and/or stock appreciation rights under the Company's 1987 Stock Award Plan. During the fiscal year ended September 30, 1995, the Stock Award Committee held three meetings. On October 24, 1995, this Committee became part of the new Compensation and Stock Plans Committee defined above.

INCENTIVE STOCK OPTION PLAN COMMITTEE

     Messrs. Abernethy, Kellogg and Pechter served as the administrative committee for the Company's 1985 Incentive Stock Option Plan during the 1995 fiscal year from October 1, 1994, through May 17, 1995, when this plan terminated by its own terms. The principal function of this Committee was to determine the employees of the Company who would receive options and stock appreciation rights under the 1985 Incentive Stock Option Plan. During the fiscal year ended September 30, 1995, the Incentive Stock Option Plan Committee held no meetings. As this plan is terminated, no new options will be issued, but all currently outstanding options will remain in effect until they are exercised or expire.

NOMINATING COMMITTEE

     Messrs. Dalton, Kellogg and Ellis served as the members of the Nominating Committee during the fiscal year ended September 30, 1995. The principal function of this Committee is to nominate directors for the Board of Directors of the Company. During the fiscal year ended September 30, 1995, the Nominating Committee held one meeting.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation during the last three fiscal years of the Company's former Chief Executive Officer, its Chief Executive Officer at September 30, 1995, and each of its four other most highly compensated executive officers (the "named executive officers"):
                         SUMMARY COMPENSATION TABLE (7)



                                                                             Compensation
                                      Annual
                                 Yr.End
Executive Officer                 9/30      Salary                     Bonus               Other Annual   All Other
                                                                                           Compensation  Compensation
                                                          Cash       Stock       Total         (5)           (6)
                                                         ------     -------     -------
                                                                    (3) (4)
                                          $            $           $           $           $             $
Parks H. Dalton                  1995          93,750      50,000           0      50,000           0         3,018
   CHAIRMAN AND FORMER           1994         150,000      50,000           0      50,000           0         3,528
   CHIEF EXECUTIVE OFFICER       1993         150,000     175,000           0     175,000           0         3,820

James H. Morgan (1)              1995         200,000     248,750      26,258     275,008           0         3,018
   PRESIDENT AND                 1994         200,000     297,500      52,500     350,000           0         3,528
   CHIEF EXECUTIVE OFFICER       1993         200,000     540,000     135,000     675,000       9,608         3,820

Edward C. Ruff                   1995         150,000     140,000      10,003     150,003           0         3,018
   CHIEF FINANCIAL OFFICER       1994         150,000     157,500      17,505     175,005           0         3,528
                                 1993         150,000     255,000      45,000     300,000       5,677         3,820

Edwin A. Dalrymple, Jr.          1995         140,000     167,000      13,005     180,005           0         3,018
   SR. VP - IJL CORPORATION      1994         135,000     180,000      20,003     200,003           0         3,528
   RETAIL DIVISION               1993         135,000     255,000      45,000     300,000      10,690         3,820

Harvey D. Harrelson              1995         120,000      76,000       4,009      80,009           0         3,018
   SR. VP - IJL CORPORATION      1994         120,000      72,000       8,003      80,003           0         3,518
   FIXED INCOME DIVISION         1993         120,000     336,000      59,000     395,000       4,864         3,820

Lewis F. Semones, Jr. (2)        1995         110,000     105,000      24,257     129,257       2,642         3,018
   SR. VP - IJL CORPORATION      1994            --          --          --          --          --              --
   STRATEGIC PLANNING            1993            --          --          --          --          --              --
   &TECHNOLOGY


(1)  Mr. Morgan was elected Chief Executive Officer on October 25, 1994.

(2)  Mr. Semones became an executive officer on October 26, 1994.

(3) In fiscal 1995, 1994 and 1993, the named executive officers (who served as executive officers in these years) were awarded 7,902 shares, 13,068 shares, and 28,400 shares, respectively, of Company stock restricted for one year and bearing the rights to dividends, if any.

(4) Aggregate restricted shareholdings and their respective values at September 30, 1995, for each of the named executive officers were as follows: Mr. Morgan, 7,000 shares, $70,000; Mr. Ruff, 2,334 shares, $23,340; Mr. Dalrymple, 2,667 shares, $26,670; Mr. Harrelson, 1,067 shares,  $10,670;  and Mr. Semones,  5,253 shares, $52,530.

(5) Amounts reported herein reflect the price discount on stock deemed purchased as of September 30, 1993, by the named executive officers under the Company's 1992-1993 Employee Deferred Stock Purchase Program, which shares were issued subsequent to the close of the 1995 fiscal year.

(6) Amounts reported herein reflect allocations of contributions by the Company to the defined contribution plans enumerated on pages 7 and 8 of this proxy statement.

(7)  There were no awards or payoffs of long-term  compensation as defined in
     Item 402(b)(2)(iv) of Regulation S-K under the Securities Exchange Act of 1934.


STOCK OPTIONS
                    OPTION/SAR GRANTS IN THE LAST FISCAL YEAR
         No options or stock appreciation rights were granted to any of the named executive officers during the fiscal year ended September 30, 1995.
             AGGREGATE OPTION/SAR EXERCISES DURING FISCAL YEAR 1995
                    AND SEPTEMBER 30, 1995 OPTIONS/SAR VALUES



                                                              Number of Unexercised          *Value of Unexercised
                                       Option                    Options/SARs at             In-The-Money Options/
                                      Exercises                  Fiscal Year-End            SARs at Fiscal Year-End
                               Shares          Value
                              Acquired        Realized      Exercisable   Unexercisable   Exercisable    Unexercisable
Executive Officer                (#)            ($)              (#)            (#)            ($)             ($)
-----------------           -------------- --------------  --------------------------------------------- ---------

Edward C. Ruff                    0              0            18,500            0           $23,400            0
Harvey D. Harrelson               0              0              3,000           0           $12,000            0

           *BASED ON THE DIFFERENCE BETWEEN THE EXERCISE PRICE OF THE OPTIONS AND THE CLOSING PRICE OF THE COMPANY'S COMMON STOCK
              ON THE NEW YORK STOCK EXCHANGE AT SEPTEMBER 30, 1995.


             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR
     No long-term incentive awards were granted to any of the named executive officers with respect to the fiscal year ended September 30, 1995.

COMPENSATION OF DIRECTORS

     The Company has adopted a policy of paying directors who are not employees of the Company an annual retainer of $10,000 in restricted stock, plus $1,000 and reimbursement of reasonable expenses for each directors' meeting attended, and $1,000, plus expenses, for each committee meeting not held in conjunction with a directors' meeting. Non-salaried employees receive $1,000 per meeting, plus expenses. The Company anticipates that the Board of Directors will continue to meet quarterly.

PROFIT SHARING AND CAPITAL ACCUMULATION PLAN AND TRUST

     The Company maintains the PSP/CAP, which provides for participant contributions on a pretax compensation reduction basis (a 401(k) arrangement). To participate, an employee must have at least one full calendar quarter of service, and complete 1,000 hours of service for that Plan year. An employee meeting the standards of service required under the plan may elect to defer receipt of a percentage of his annual compensation and contribute that amount to the Capital Accumulation Plan. That amount was limited by federal regulation to $9,240 in 1995. The employee's deferrals are fully vested at all times.

     The Company may, at its discretion, match employee contributions, up to three percent of covered compensation. A participant's interest in the Company's matching contributions vests over five years. This interest also becomes fully vested upon retirement at age 65, early retirement (age 62 with ten years of service), death or total disability. Additional discretionary contributions may be made annually by the Company and are allocated among participating employees at the end of each fiscal year on the basis of their relative eligible compensation.

EMPLOYEE STOCK OWNERSHIP (ESOP) AND PAYSOP PLAN AND TRUST

     The Company maintains an ESOP/PAYSOP, to which it may make annual contributions of cash, securities of the Company or other property for the benefit of participating employees. The eligibility and vesting provisions and administration responsibilities of the ESOP/PAYSOP are the same as those which apply to the Profit Sharing and Capital Accumulation Plan and Trust. Cash contributions to the ESOP/PAYSOP have been primarily invested in the Company's Common Stock and are allocated among participating employees at the end of each fiscal year on the basis of their relative eligible compensation.

RELATED TRANSACTIONS

     From time to time, directors and executive officers of the Company may borrow money from IJL Corporation through margin accounts. These loans are made in the normal course of IJL Corporation's business as a broker-dealer, are made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risks of credit or present other unfavorable features.

     Mr. Hamner, a director of the Company, is a director of Southeast Interactive Technology Fund I, L.L.C. ("the Fund"), and a principal in the investment adviser for that fund. IJL Corporation raised the initial capital for the Fund and received approximately $300,000 in commissions and expenses for that effort. IJL Corporation is also an investor in the Fund. Additionally, the Fund has contracted with Sovereign Capital Management, Inc., a wholly-owned subsidiary of the Company, for capital management services.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee establishes base salaries for the Company's executive officers at the beginning of the fiscal year upon the subjective recommendation of the Chief Executive Officer. Salary levels are intended to reflect responsibilities in one or more of the Company's operating units and to be competitive with positions of similar responsibility in other comparable investment and financial services organizations, whether publicly owned or privately held, some of which may be included in the Peer Group Index. Compensation surveys by independent third parties, industry associations and ad hoc conference groups, as well as published proxy data for firms of comparable size and scope, all serve as resources to the Chief Executive and to this Committee in its deliberations.

     Annual bonuses for executive officers are discretionary, not contractual. Messrs. Dalrymple and Harrelson are compensated primarily from the contributions of the respective business units that they direct. They, the other named executive officers, and certain additional executive officers also participate in a corporate bonus pool which is based in part on the Company's annual pretax return on average beginning equity (ROBE), after giving effect to such bonuses, and in part on discretionary adjustments by the Committee. The specifics of the formularized portion of the corporate bonus pool vary from year to year. For fiscal 1995 it provided for a bonus pool in an amount equal to 3/4% of pretax profits (before giving effect to such bonuses) at a 3% ROBE, up to a maximum 10% of pretax profits when a 36% or greater ROBE was achieved. In fiscal 1995 the pretax ROBE was 16.9%, and total funds available from the corporate pool were $650,000, of which $575,000 was allocated in cash and stock among the named executive officers on the basis of subjective recommendations to the Committee by the Chairman of the Board and by the Chief Executive Officer.

     The Company encourages ownership of its own stock by all employees, especially its senior executive group. To that end, upon recommendation of the Chief Executive Officer, portions of the named executive officers' discretionary annual bonuses, ranging from 0% to 19%, and totaling $77,532, have been awarded in the Company's common stock that is restricted for one year as enumerated in the Summary Compensation Table. Current ownership levels, among other non-quantifiable factors, were taken into consideration in stipulating the percentages for each individual.

     In assessing total 1995 compensation for the named executive officers relative to the Company's performance, the Committee considered the following factors:

(Bullet)Compensation paid to senior executives of other regional full-service securities firms (including but not limited to some firms in the Peer Group Index), as disclosed in proxy statements, relative to various financial characteristics of those firms such as revenues, net income, and return on equity.

(Bullet)Operating results in all areas, except the Fixed Income Division, declined from fiscal 1994.

Mr. Morgan succeeded Mr. Dalton as Chief Executive Officer in October,
1994. Mr. Dalton's salary was subsequently reduced by 50% in recognition of his diminished responsibilities, and Mr. Morgan's salary was maintained at its previous level to ensure that a significant portion of his total compensation was performance-oriented. Mr. Morgan's proportionate share of the corporate bonus pool was based upon a subjective assessment of his contribution to the Company's performance in 1995.

     In regard to the $1 million limit on tax deductible compensation, the Committee believes it is important to balance the effectiveness of executive compensation plans with the materiality of potentially reduced tax deductions. Accordingly, the Committee may from time to time recommend modifications to corporate compensation plans to be responsive to both factors.

                  COMPENSATION COMMITTEE:   JOHN B. ELLIS
                                            PETER R. KELLOGG
                                            RICHARD S. PECHTER

     On October 24, 1995, the Board of Directors combined the following committees: Compensation Committee, Non-Qualified Stock Option Plan Committee, and the Stock Award Plan Committee. The new committee is the Compensation and Stock Plans Committee, and will consist of Messrs. Ellis, Kellogg and Pechter.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As indicated above, Messrs. Kellogg and Pechter serve as members of the Compensation Committee. Mr. Pechter is Chairman of the Financial Services Group of DLJ, which provides execution services to the Company on certain option exchanges. Mr. Kellogg is Senior Partner and Chief Executive Officer of SLK, which, through its Troster Singer Division, provides execution services to the Company on certain transactions in over-the-counter securities.


                            STOCK PERFORMANCE GRAPHS

     The following graph compares the five-year cumulative total return on shares of the Company's Common Stock with the cumulative total return of the S&P 500 Index and a Peer Group Index comprised of eleven comparable regional securities firms. The graph assumes that $100 was invested on September 30, 1990, in the Company's common stock and each of the other indexes, and that all dividends were reinvested.

     The Peer Group Index, which is weighted by market values, includes the following firms:

 Advest Group, Inc.                      Piper Jaffray Companies, Inc.
 First Albany Companies, Inc.            Rodman & Renshaw Capital Group, Inc.
 Inter-Regional Financial Group, Inc.    Scott & Stringfellow Financial, Inc.
 Legg Mason, Inc.                        Southwest Securities Group, Inc.
 McDonald & Company Investments, Inc.    Stifel Financial Corp.
 Morgan Keegan, Inc.


                       COMPARATIVE FIVE-YEAR TOTAL RETURNS

(The Performance Graph appears here. The plot points are listed in the table below.)

INTERSTATE/JOHNSON LANE   $100.00       $114.82       $181.48        $296.30       $235.66      $303.27
              S & P 500   $100.00       $131.26       $146.07        $165.08       $170.28      $220.93
             Peer Group   $100.00       $206.53       $235.68        $373.71       $293.78      $422.33

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected Coopers & Lybrand L.L.P. as independent certified public accountants to examine the Company's financial statements for the fiscal year ending September 30, 1996. A representative of such firm is expected to attend the meeting, to respond to appropriate questions from shareholders present at the meeting and, if such representative desires, to make a statement.

     The Board of Directors recommends that shareholders vote FOR ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the 1996 fiscal year.

                                  OTHER MATTERS

MATTERS TO BE PRESENTED

     The Board of Directors of the Company knows of no matters which will be presented for consideration at the meeting other than those set forth in this proxy statement. However, if any other matters are properly presented for action, it is the intention of the persons named in the proxy to vote on them in accordance with their best judgment.

     A quorum being present, directors will be elected by a plurality of the votes of the shares and all other matters will be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote thereon. Abstentions will not be taken into account in the election of directors, but will effectively be counted as a vote against any other proposal. Broker non-votes will not be taken into account in either case.

SHAREHOLDER PROPOSALS

     Shareholder proposals relating to the Company's 1996 annual meeting of shareholders must be received by the Company no later than Thursday, August 17, 1996. Shareholders should send their proposals to the attention of the Company's Secretary at its principal offices, P. O. Box 1012, Interstate Tower, Charlotte, North Carolina 28201-1012.

SOLICITATION

         The expense of preparing, printing and mailing the proxy statement to shareholders will be borne by the Company. In addition to soliciting proxies by mail, the Company may make requests for proxies by telephone or by personal solicitation by employees of the Company at nominal cost to the Company. W. F. Doring & Co. has been retained by the Company on behalf of the Board of Directors to assist in the solicitation of proxies from brokers and nominees for a fee of approximately $3,500, plus reimbursement of reasonable out-of-pocket expenses. The Company also will reimburse brokers, dealers, banks and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy solicitation materials to beneficial owners of the Company's Common Stock.


                                        The Board of Directors

                                        INTERSTATE/JOHNSON LANE, INC.


DECEMBER 15, 1995